Exhibit 99.1

News Release

Contact: Mike Majors	•	3700 S. Stonebridge Drive	•	NYSE Symbol: TMK
972-569-3627		McKinney, Texas 75070

TORCHMARK CORPORATION REPORTS

FOURTH QUARTER AND YEAR-END 2009 RESULTS

McKinney, TX, February 10, 2010—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended December 31, 2009, net income was $1.36 per share, compared with $1.61 per share for the year-ago quarter. Net operating income for the quarter was $1.47 per share, compared with $1.40 per share for the year-ago quarter.

Net income for the year ended December 31, 2009, was $4.88 per share, compared with $5.11 per share for the year-ago period. Net operating income for the year ended December 31, 2009, was $5.97 per share, compared with $5.80 per share for the year-ago period.

Reconciliations between net income and net operating income are shown in the Financial Summary below.

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, has long been consistently used by Torchmark’s management to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended December 31,		%	Quarter Ended December 31,		%
	2009	2008	Chg.	2009	2008	Chg.

Insurance underwriting income*	$1.43	$1.27	13	$119.0	$108.2	10
Excess investment income*	0.84	0.91	(8)	69.8	77.5	(10)
Parent company expense	(0.03)	(0.05)		(2.6)	(4.5)
Income tax	(0.76)	(0.72)	6	(62.9)	(61.0)	3
Stock option expense, net of tax	(0.02)	(0.02)		(1.4)	(1.6)

Net operating income	$1.47	$1.40	5	$121.8	$118.6	3

Reconciling items, net of tax:
Realized gains (losses) on investments	(0.18)	0.13		(15.0)	11.0
Medicare Part D adjustment	0.08	0.09		6.6	7.6
Tax settlements		—		(0.2)	0.1
Net cost from legal settlements	—	—		—	(0.1)

Net income	$1.36	$1.61		$113.3	$137.2

Weighted average diluted shares outstanding (000)	83,075	84,987

	Per Share Year Ended December 31,		%	Year Ended December 31,		%
	2009	2008	Chg.	2009	2008	Chg.

Insurance underwriting income*	$5.65	$5.25	8	$469.3	$464.9	1
Excess investment income*	3.58	3.71	(4)	297.3	328.1	(9)
Parent company expense	(0.12)	(0.12)		(9.6)	(10.5)
Income tax	(3.07)	(2.96)	4	(255.1)	(262.3)	(3)
Stock option expense, net of tax	(0.08)	(0.08)		(6.4)	(7.0)

Net operating income	$5.97	$5.80	3	$495.6	$513.3	(3)

Reconciling items, net of tax:
Gain on sale of agency buildings	—	—		0.0	0.2
Realized losses on investments	(1.12)	(0.79)		(93.3)	(69.9)
Realized losses on company occupied property	—	(0.02)		(0.2)	(1.4)
Tax settlements	0.03	0.12		2.9	10.8
Net cost from legal settlements	—	(0.01)		0.0	(0.8)

Net income	$4.88	$5.11		$405.0	$452.3

Weighted average diluted shares outstanding (000)	83,034	88,516

*	See definitions in the following sections and in the Torchmark 2008 SEC Form 10-K.

Note: Tables in this news release may not foot due to rounding.

INSURANCE OPERATIONS – comparing the fourth quarter 2009 with fourth quarter 2008:

Life insurance accounted for 73% of the Company’s insurance underwriting margin for the quarter and 63% of total premium revenue.

Health insurance, excluding Medicare Part D, accounted for 22% of Torchmark’s insurance underwriting margin for the quarter and 30% of total premium revenue. Medicare Part D accounted for 4% of insurance underwriting margin and 7% of total premium revenue.

Net sales of life insurance increased 5%, while health sales, excluding Medicare Part D, increased 28%.

Insurance Premium Revenue

	Insurance Premium Revenue (dollars in millions)
	Quarter Ended Dec. 31, 2009	Quarter Ended Dec. 31, 2008	% Chg.
Life insurance	$417.6	$401.3	4
Health insurance — excluding Medicare Part D	200.5	225.0	(11)
Health — Medicare Part D	44.6	43.0	4
Annuity	2.5	3.0	(17)

Total	$665.2	$672.2	(1)

Insurance Underwriting Income

Insurance underwriting margin is management’s measure of profitability of its life, health and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended Dec. 31, 2009	% of Premium	Quarter Ended Dec. 31, 2008	% of Premium	% Chg.
Insurance underwriting margins:
Life	$114.4	27	$112.1	28	2
Health	34.5	17	41.9	19	(18)
Health – Medicare Part D	5.8	13	5.0	12	16
Annuity	1.1		(8.8)

	155.8		150.1
Other income	0.9		1.1
Administrative expenses	(37.6)		(43.0)		(13)

Insurance underwriting income	$119.0		$108.2		10
Per share	$1.43		$1.27		13

Insurance Results by Distribution Channels

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

American Income Agency was Torchmark’s leading contributor to total underwriting margin ($50 million), on premium revenue of $152 million. Life premiums of $132 million were up 11% and life insurance underwriting margin of $43 million was up 6%. As a percentage of life premium, life underwriting margin was 32%, down from 34% and the highest of the major life distribution channels at Torchmark. Producing agents grew to 4,154, up 35% from a year ago, and up 6% during the quarter. Net life sales were $35 million, up 24%.

Direct Response was Torchmark’s second leading contributor to total underwriting margin ($37 million), on premium revenue of $145 million. Life premiums of $133 million were up 6%, and the life underwriting margin of $35 million was up 13%. As a percentage of life premium, life underwriting margin was 27%, up from 25%. Net life sales were $30 million, down 3%.

LNL Agency (which now includes UA Branch Office Agency premiums and underwriting margin) was Torchmark’s third leading contributor to total underwriting margin ($26 million), on premium revenue of $164 million. Life premiums of $74 million were down 2% and life underwriting margin of $14 million was down 26%. As a percentage of life premium, life underwriting margin was 19%, down from 26%.

LNL Agency was Torchmark’s second leading contributor to health underwriting margin ($11 million), on health premium of $90 million. Health underwriting margin as a percentage of premium was 13%, down from 17%.

Sales data and agent counts are still presented separately for the LNL and UA Branch Office Agencies. LNL Agency producing agents fell to 1,740, down 48% from a year ago, and down 35% during the quarter. Net life sales for the LNL Agency were $10 million, down 26%. UA Branch Office Agency producing agents fell to 731, down 56% from a year ago and down 19% during the quarter. Net health sales for UA Branch Office Agency were $3 million, down 76%.

UA Independent Agency was Torchmark’s leading contributor to health underwriting margin ($14 million), on health premium of $79 million. Health underwriting margin as a percentage of premium was 18%. Net health sales were up 105% due primarily to group Medicare Supplement sales. The majority of these group sales normally occur during the fourth quarter.

Medicare Part D Prescription Drug Plan, which began January 1, 2006, is distributed by Direct Response and the UA agencies. Fourth quarter 2009 premium revenue was $45 million for the 2009 plan year compared with $43 million in the year-ago quarter for the 2008 plan year. Underwriting margin for fourth quarter 2009 was $6 million, compared to $5 million for the year-ago quarter.

For GAAP reporting, Medicare Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are much higher earlier in the year. As a result, under GAAP, benefit costs can exceed premiums in the first part of the year but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark defers excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits are the same under this alternative method as they are under GAAP. The Company reports this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item for the interim periods in the Financial Summary shown on page 1 of this release. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Torchmark Annuities consist of variable and fixed annuity contracts. The total underwriting gain for annuities in the fourth quarter 2009 was $1 million compared to a $9 million loss for the year-ago quarter. The change is due primarily to the effects of fluctuations in the equity markets on variable annuity account values. The variable annuity business is Torchmark’s only business where margins are significantly impacted by changes in equity markets.

Administrative Expenses were $38 million, down 13% from the year-ago quarter. The decrease is due to reductions in a number of items, including litigation expenses and regulatory exam fees.

INVESTMENTS

Excess Investment Income – comparing the fourth quarter 2009 with the fourth quarter 2008:

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest credited to net policy liabilities and interest on debt.

	Quarter Ended December 31, (dollars in millions, except per share data)
	2009	2008	% Chg.
Net investment income	$168.8	$167.7	1

Required interest:
Interest on net policy liabilities	(80.1)	(73.5)	9
Interest on debt	(18.9)	(16.7)	14

Total required interest	(99.1)	(90.2)	10

Excess investment income	$69.8	$77.5	(10)
Per share	$0.84	$0.91	(8)

Net investment income was up 1% even though average invested assets were up 8% over the year-ago quarter because the Company held significantly more cash throughout the fourth quarter of 2009 than the year-ago quarter. Required interest on net policy liabilities increased 9%, in line with the 10% increase in average liabilities.

Investment Portfolio

The composition of the investment portfolio at December 31, 2009 is as follows:

	Invested Assets (dollars in millions)
	$	% of Total
Fixed maturities (at amortized cost)	$10,152	93%
Equities	15	—
Mortgage loans	16	—
Investment real estate	2	—
Policy loans	384	4%
Other long-term investments	35	—
Short-term investments	358	3%

Total	$10,961	100%

Fixed maturities at amortized cost by asset class are as follows:

	Fixed Maturities (dollars in millions)
	Investment Grade	Below Investment Grade	Total
Corporate bonds	$7,013	$455	$7,469
Redeemable preferred stock:
U.S.	1,018	284	1,301
Foreign	85	31	115
Municipal	1,030	—	1,030
Government-sponsored enterprises	83	—	83
Government and agencies	38	—	38
Residential mortgage-backed securities	20	—	20
Commercial mortgage-backed securities	2	—	2
Collateralized debt obligations	—	55	55
Other asset-backed securities	39	—	39

Total	$9,328	$824	$10,152

The market value of Torchmark’s fixed maturity portfolio was $9.7 billion; $456 million lower than amortized cost of $10.2 billion. The $456 million of net unrealized losses compares to $396 million at September 30, 2009. The increase in unrealized losses is due primarily to the effect of rising treasury rates on our municipal bond portfolio. Due to its strong liquidity position, Torchmark not only has the intent, but also the ability to hold these investments to maturity.

The investment portfolio contains no securities backed by sub-prime mortgages. Torchmark has no counterparty risk as it is not a party to any credit default swaps or other derivatives contracts and does not participate in securities lending.

At amortized cost, 92% of fixed maturities (94% at market value) were rated “investment grade.”

The fixed maturity portfolio earned an annual effective yield of 6.86% during the fourth quarter of 2009, compared to 6.97% in the year-ago quarter.

Acquisitions of fixed maturity investments during the quarter totaled $879 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended December 31,
	2009	2008

Average annual effective yield	6.0%	7.8%
Average rating	A	A
Average life (in years) to:
First call	18.1	21.9
Maturity	23.3	23.2

Realized Capital Losses on Investments – during the quarter ended December 31, 2009:

Torchmark incurred a net realized loss of $23 million resulting primarily from a $25 million charge to earnings due to impairments and $3 million of realized gains from dispositions. The net realized loss after tax was $15 million. Year-to-date, net realized losses are $141 million ($93 million after tax).

PARENT COMPANY EXPENSES - during the quarter ended December 31, 2009:

Parent Company expenses were $2.6 million compared with $4.5 million for the year-ago quarter. Expenses were higher in 2008 because of the costs related to a potential acquisition in which the Company withdrew from negotiations.

LIQUIDITY/CAPITAL:

Torchmark’s operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows. Less than 1% of revenue arises from asset accumulation products where margins are significantly impacted by changes in the equity markets.

In addition, capital at the insurance companies is sufficient to support current operations. Management expects the ratio of the Company’s regulatory capital to Company Action Level required capital to be in excess of 325%, in line with recent years.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2010:

Torchmark projects that for the year ending December 31, 2010, net operating income per share will range from $6.05 to $6.25, assuming no share repurchases.

OTHER FINANCIAL INFORMATION:

More detailed financial information including various GAAP and Non-GAAP ratios and financial measurements are located at www.torchmarkcorp.com on the Investor Relations page under “Financial Reports and Other Financial Information.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2008, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its fourth quarter 2009 earnings release conference call with financial analysts at 12:00 p.m. (Eastern) tomorrow, February 11, 2010. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investor Relations page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investor Relations page menu of the Torchmark website at “Financial Reports and Other Financial Information.”

For additional information contact:	Mike Majors
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3627
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com